DHI GROUP, INC. SECURITIES TRADING POLICY
August 14, 2023 To the Employees of DHI Group, Inc. and its subsidiaries (collectively, the "Company"):
The following is the Securities Trading Policy (the "Policy") for directors, officers and employees of the Company, which has been adopted by the Board of Directors. Please read this Policy very carefully.

The Policy

The purchase or sale of, or other transactions in, publicly traded securities of the Company while you are aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in publicly traded securities of the Company, is prohibited by U.S. federal securities laws. U.S. federal securities laws impose liability not only on persons who trade, or tip inside information to others who trade, but on companies and other controlling persons who fail to take reasonable steps to prevent insider trading by company employees. As a result, if we do not take active steps to adopt preventive policies and procedures covering securities trading by personnel (including service providers) of the Company, the consequences could be severe.

In addition to responding to U.S. federal securities laws, we have adopted this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called "insiders"). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have that reputation damaged.

In addition to the limitations on trading contained in this Policy, directors and officers of the Company are also subject to certain reporting requirements under Section 16 of the U.S. Securities Exchange Act of 1934. You should contact the Company's Legal Department if you need further information with respect to these reporting obligations.

The Consequences

The U.S. Securities and Exchange Commission (the "SEC") and the other regulatory authorities actively manage and seek to detect insider trading. The SEC and the U.S. Department of Justice have prosecuted cases involving trading or tipping by employees at all levels of a business, trading or tipping by family members and friends, trading involving offshore accounts and trading involving only a small amount of stock. The consequences of insider trading violations can be severe:

For individuals who trade on inside information (or tip information to others):

•civil penalties of up to three times the profit gained or loss avoided;

•criminal fines (no matter how small the profit); and

•jail terms.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•civil penalties; and

•criminal penalties.

Moreover, if any employee violates this Policy, Company-imposed sanctions including dismissal for misconduct or cause, could result. Needless to say, any of the above consequences, even an investigation by the SEC that does not result in prosecution, can tarnish the reputation of the Company, its management and the person(s) involved, and irreparably damage a career.

If you have any questions, please feel free to contact Jack Connolly, Vice President and General Counsel, at DHI Group, Inc., 6465 South Greenwood Plaza, Suite 400, Centennial, CO 80111; (515) 978-3737.

DHI GROUP, INC. SECURITIES TRADING POLICY
I.Purpose

To describe Company standards concerning the (i) handling of non-public information relating to DHI Group, Inc. and its subsidiaries (the “Company”), (ii) buying and selling of securities of the Company and (iii) handling of confidential information about the Company and the companies with which the Company engages in transactions or does business.

II.Persons Affected and Prohibited Transactions

This Policy applies to directors, executive officers1, other officers, employees and consultants or contractors of the Company, and the Company. Please note that the general prohibitions apply to all directors, officers, and employees of the Company, while the restrictions set forth in Part VI (pre-clearance) apply only to directors, executive officers and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s General Counsel or his or her designee.

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, any family members who do not live in your household but whose transactions in securities of the Company are directed by you or are subject to your influence or control, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, loans of Company securities, hedging transactions involving Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker- assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options, and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.

III.Policy Statement

Except as provided here, no person or entity covered by Part II may:

•purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;

•disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;

1 Executive officers for purposes of this Policy are those persons listed as such in the Company’s public filings with the SEC.

•purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning the Company or such other company which he or she learned in the course of his or her service as a director or employee of the Company or recommend to another person that they do so; or

•disclose to any other person any material nonpublic information concerning either the Company or another company which he or she learned in the course of his or her service as a director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

The prohibitions listed above do not apply to:

•exercises of stock options or vestings of other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee, consultant, or director is aware of material nonpublic information or during a blackout period, if applicable to such person, as further described in Part V;

•acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the employee or director is aware of material nonpublic information or during a blackout period, if applicable to such employee, consultant, or director;

•other purchases of securities from the Company (including purchases under any Company employee stock purchase plan) or sales of securities to the Company, if applicable to such employee, consultant, or director;

•bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the employee, consultant, or director is aware of material nonpublic information or during a blackout period, as further described in Part V; and

•purchases or sales made pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described in Part VII below).

This Policy will continue to apply after termination of employment to the extent that a former director, officer, or employee is in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to material nonpublic information, obtained in the course of employment with, or by serving as a director of the Company, relating to any other company, including:

•our customers, clients or suppliers,

•any entity with which we may be negotiating a major transaction or business combination, or

•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.

No director, officer, or employee may affect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company or information that, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Assessing whether particular information is material is subjective. Such a conclusion depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information. Common examples of information that will frequently be regarded as material are:

•financial performance, including revenues, particularly quarterly and year-end earnings or significant changes in financial performance or liquidity;

•projections of future earnings or losses, or other guidance concerning earnings;

•the fact that earnings are inconsistent with consensus expectations; a pending or proposed merger, joint venture, acquisition or tender offer;

•a significant sale of assets or the disposition of a subsidiary or business unit;

•changes in dividend policies or the declaration of a stock split or the offering of additional securities;

•changes in senior management or other key employees;

•significant new products or services;

•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;

•impending bankruptcy or other financial liquidity problems;

•an imminent change in the Company’s credit rating by a rating agency;

•changes in legislation affecting our business; and

•the gain or loss of a substantial customer, client, supplier or finance source.

20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of perfect hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, officers, and employees must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the SEC that is publicly available on the SEC’s website; the marketplace must have time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second business day after the day on which the information is released. Thus, if information is released on a Monday, trading should not take place until Thursday.

Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than the cashless exercises as described below) or vestings of other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case, in a manner permitted by the applicable equity award agreement, it does apply to the sale of common stock received upon exercise. This Policy does apply, however, to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This Policy does not apply to purchases of the Company’s securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of the Company’s securities resulting from lump sum contributions to the employee stock purchase plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the employee stock purchase plan for any enrollment period and to your sales of the Company’s securities purchased pursuant to the employee stock purchase plan. This

Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

•increasing or decreasing periodic contributions allocated to the purchase of Company securities;

•intra-plan transfers of an existing balance in or out of Company securities;

•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and

•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer, and employee of the Company must maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

Avoiding Selective Disclosure. The Company is required under Regulation FD to avoid the selective disclosure of material nonpublic information. The Board of Directors has established procedures for the release of material information, including the designation of company spokespersons, to achieve broad public dissemination of that information in accordance with Regulation FD. Accordingly, no director, officer, or employee of the Company may disclose material nonpublic information to any person outside the Company, except in accordance with these procedures. This prohibition extends to discussions concerning the Company and its business on the Internet and similar forums.

VIAdditional Prohibited Transactions

Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, and because there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions, it is the policy of the Company that directors, officers, and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company:

1.No person or entity covered by this Policy may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge (or hypothecate) Company securities as collateral for a loan.

2.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery), including short sales “against the box”. The SEC effectively prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover all employees.

3.Buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

4.Any other type of hedging transaction involving or based on the Company’s securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds.

VBlackout Periods – For Directors, Executive Officers, and Employees

The Company’s announcement of annual and quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, to avoid any appearance that its directors, officers, employees, and other insiders are trading while aware of material nonpublic information, all directors, executive officers, and employees of the Company will be subject to quarterly blackouts on trading.

The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing two weeks prior to the end of its fiscal year and ending on and including the second trading day after public announcement of the Company’s annual financial results; (b) the period commencing two weeks prior to the end of each of its fiscal quarters and ending on and including the second trading day after public announcement of the Company’s financial results for such quarter; and (c) for directors and executive officers, to the extent and during the periods required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.

During these blackout periods, all directors, executive officers, and employees and their Related Parties are prohibited from effecting transactions in securities of the Company.

You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company, may from time to time, as determined by through the Chief Executive Officer, the Chief Financial Officer, or the General Counsel, determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

The General Counsel may, on a case-by-case basis, authorize effecting a transaction in Company securities during a blackout period if the person who wishes to affect such a transaction (i) has, at least two business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that it is not in possession of material nonpublic information concerning the Company.

See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VIPre-Clearance of Securities Transactions—By Directors, Executive Officers, and Certain Other Personnel with Access to Information Concerning Potential Material Developments

To provide assistance in preventing inadvertent violations of the law (which could result, for example, from failure by directors and officers to report a trade when such directors and officers are subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

With the exception of transactions in securities of the Company proposed by the General Counsel, which must be pre-cleared with either the Chief Executive Officer or Chief Financial Officer, all transactions in securities of the Company by the following persons, and their Related Parties must be pre-cleared with the Company’s General Counsel or his or her designees:

•directors and their administrative assistants;

•executive officers, any other officers who have an obligation to file reports under Section 16 of the Exchange Act, and their administrative assistants;

•employees on the invitee list for the Company’s monthly business reviews;

•employees in the accounting, finance and legal departments; and

•any other individuals the Company determines appropriate.

Persons subject to these restrictions should contact the General Counsel or his or her designee at least two business days in advance of a proposed transaction in the Company’s securities and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such three-business day period, the transaction must again be pre-cleared. Notwithstanding receipt of pre-clearance, if the person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

The General Counsel should contact the Chief Executive Officer or the Chief Executive Officer at least two business days in advance of a proposed transaction of the Company’s securities and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. If a transaction for which clearance is granted is not effected within such three-business day period, the transaction must again be pre-cleared.

The Chief Executive Officer or Chief Financial Officer shall each have discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company, in the sole discretion of the General Counsel. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties, including other employees, and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Each person or entity covered by this Part VI who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the General Counsel, the Chief Financial Officer and/or the Chief Executive Officer (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price (including the price details of each trading lot if more than one).

For purposes of this Part VI, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VII10b5-1 Plans

The SEC has adopted a safe harbor rule, Rule 10b5-1 under the Exchange Act (the “Rule”), which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions further described below under “Guidelines for Rule 10b5-1 Plans” (a “Rule 10b5-1 Plan”). The Rule 10b5-1 Plan must be properly documented, and all the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 Plans allow an insider to trade during blackout periods or while the insider has material nonpublic information by giving control to effect pre-planned transactions in securities of the Company to a third party. The insider may not exercise any subsequent influence over how, when, or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 Plan would specify in writing, in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price, and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when, or whether to effect the sales. After adopting a valid Rule 10b5-1 Plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

Guidelines for Rule 10b5-1 Plans

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel in compliance with Part VI of the Policy and meet the requirements of Rule 10b5-1 and these “Guidelines for Rule 10b5-1 Plans.”

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines also apply to all Rule 10b5-1 Plans:

•You may not enter into, modify or terminate a Rule 10b5-1 Plan during a blackout period, any other restricted period or while you are otherwise aware of material nonpublic information.

•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

•If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.

•If a trading program is terminated, you must wait until the commencement of the next trading window before a new Rule 10b5-1 Plan may be adopted.

•For Section 16 officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

•For persons other than Section 16 officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

•Multiple overlapping Rule 10b5-1 Plans are prohibited for all persons, except for: (a) Rule 10b5-1 Plans that authorize sell-to-cover transactions to satisfy tax withholding obligations on vesting of compensatory equity awards where you have no control over timing of the sales and such plan only permits you to sell such securities as are necessary to satisfy the tax withholding obligations arising exclusively from the vesting of such compensatory award (this exception does not include sales incident to the exercise of stock options) and (b) trades under contracts with multiple broker- dealers or agents that constitute a “single plan” for securities held in different accounts if (i) trading under one plan cannot begin until all trades under the other plan are completed or the first-commencing plan has expired, and (ii) the later- commencing plan complies with the applicable cooling-off period, which is deemed to begin on the date of the termination of the earlier-commencing plan.

•You may have only one single-trade Rule 10b5-1 Plan during any consecutive 12- month period.

•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

•Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or the Company’s securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

•You agree and understand that the Company must disclose in its Form 10-Qs and Form 10-K the adoption or termination (including modification) of Rule 10b5-1 Plans by directors and Section 16 officers during the last quarter, and the material terms of such plan (other than price), including the name of the director or Section 16 officer, date of adoption or termination, the duration of such plan, the aggregate number of securities subject to such plan and a description of any modification.

•You agree and understand that the approval or adoption of a pre-planned selling program in no way reduces or eliminates your obligations under Section 16 of the Exchange Act, including your disclosure and short-swing trading liabilities thereunder. If any questions arise, you should consult with your own legal counsel in implementing a Rule 10b5-1 Plan.

The Company will treat the creation, modification, or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified, or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s General Counsel or his or her designee. Even though each transaction effected under a Rule 10b5-1 Plan does not need to be pre-cleared, it nonetheless must, if applicable, be reported on a Form 4 under Section 16 of the

Exchange Act (within two business days from the date of execution, or where the insider does not select the transaction date within two business days after the earlier of notice of the trade and three business days).

VIIIAssistance

Any person who has any questions about this Policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and ask before acting if you are unsure.

STATEMENT OF ACKNOWLEDGMENT

Please sign this Statement of Acknowledgment of DHI Group, Inc. Securities Trading Policy below and return it to Human Resources as soon as possible.

I have read and I understand the DHI Group, Inc. Securities Trading Policy and I agree to comply with all of its requirements. I understand that failure to do so can result in termination of employment, among other penalties.

Print Name:

Signature:

Date:

Updated August 14, 2023